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EXHIBIT 12.1

COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year		Year		Year		Year		Year
	Ended		Ended		Ended		Ended		Ended
	December 31, 2014		December 31, 2013		December 31, 2012		December 31, 2011		December 31, 2010

Income From Continuing Operations	18,775,689		18,944,922		14,239,560		$13,736,137		$4,761,768
Add:
Interest on indebtedness	7,636,104		5,739,303		4,552,930		3,678,884		3,215,554
Amortization of financing costs	950,876		735,424		581,353		277,934		245,444

Earnings	$27,362,669		$25,419,649		$19,373,843		$17,692,955		$8,222,766

Fixed charges and preferred stock dividends: Interest on indebtedness and capitalized interest	$7,899,576		$6,306,096		$4,701,984		$3,678,884		$3,534,789
Amortization of financing costs	950,876		735,424		581,353		277,934		245,444

Fixed charges	8,850,452		7,041,520		5,283,337		3,956,818		3,780,233
Add:
Preferred stock dividends	-		-		-		-		-

Combined fixed charges and preferred stock dividends	$8,850,452		$7,041,520		$5,283,337		$3,956,818		$3,780,233

Ratio of earnings to fixed charges	3.09	x	3.61	x	3.67	x	4.47	x	2.18	x